Exhibit 99.1


[QUAINT OAK                                                 IMMEDIATE RELEASE
BANCORP INC LOGO]                                            October 23, 2007


       QUAINT OAK BANCORP, INC. ANNOUNCES FILING REQUEST TO INITIATE A
                           STOCK REPURCHASE PROGRAM

     Southampton, PA - Quaint Oak Bancorp, Inc. (OTCBB: QNTO) the recently formed holding company for Quaint Oak Bank today announced that its Board of Directors authorized Quaint Oak Bancorp to file a waiver request with the Federal Deposit Insurance Corporation ("FDIC") for permission to repurchase up to 5.0% of the outstanding shares of its common stock during the first year following its initial public stock offering.

     Quaint Oak Bank completed its conversion from the mutual to stock form of organization on July 3, 2007, and Quaint Oak Bancorp's common stock began trading on the OTC Bulletin Board on July 5, 2007. While FDIC regulations generally restrict repurchases of stock during the first year following a mutual state savings bank's conversion to stock form, the regulations provide for exceptions to the general rule. Under the FDIC regulations, stock repurchases of no greater than 5.0% of the outstanding capital stock may be repurchased during this one-year period where compelling and valid business reasons have been established.

     Robert T. Strong, President and Chief Executive Officer, stated, "Our Board and management believe that the request for approval of the proposed stock repurchase program reflects our strong commitment to enhance stockholder value and represents a beneficial use of cash given the current market price for our common stock."

     Quaint Oak Bancorp, Inc. is a community-based, savings and loan holding company providing consumer and commercial banking services through its wholly-owned subsidiary, Quaint Oak Bank, headquartered in Southampton, Pennsylvania. Quaint Oak Bank has served individuals and businesses in the Bucks County area for more than 80 years. Quaint Oak Bancorp's website is www.quaintoak.com.

     Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.
Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margin and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in Quaint Oak Bancorp's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by Quaint Oak Bancorp with the Securities and Exchange Commission from time to time. Quaint Oak Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc.
Robert T. Strong, President and Chief Executive Officer
(215) 364-4059